UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report
                        Pursuant to Section 13 or 15(d)
                                     of the
                        Securities Exchange Act of 1934




               Date of Report (Date of Earliest Event Reported):
                                October 7, 1998


                              Newmont Gold Company
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
                    (State of Jurisdiction of Incorporation)

                       1-9184                      13-2526632
                  (Commission File             (I.R.S. Employer
                      Number)                Identification Number)

                 1700 Lincoln Street                  80203
                   Denver, Colorado                (Zip Code)
      (Address of Principal Executive Offices)

                                (203) 863-7414
              (Registrant's Telephone Number, Including Area Code)


                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

          On October 7, 1998, Newmont Mining Corporation ("Newmont Mining") caused a merger to be consummated whereby it acquired the approximately 6.25% of the equity interest of Newmont Gold Company ("Newmont Gold") that it did not already own. Pursuant to the merger, each outstanding share of Newmont Gold common stock (other than shares that perfect appraisal rights under Delaware law and shares owned by Newmont Mining and its subsidiaries) was converted to the right to receive 1.025 shares of Newmont Mining common stock. Fractional shares will be paid in cash. Assuming no exercise of appraisal rights, approximately
10.7 million shares of Newmont Mining common stock will be issued in the merger to the former stockholders of Newmont Gold (other than Newmont Mining and its subsidiaries). Newmont Gold, listed on the New York Stock Exchange under the symbol NGC, ceased to trade prior to the opening of the market on October 8, 1998.

          The board of directors of Newmont Mining previously approved the merger. A special committee of the Newmont Gold board of directors, consisting of directors who are not affiliates of Newmont Mining, determined that the merger is fair to the minority shareholders of Newmont Gold.

          The merger is the final step in the consolidation process between Newmont Gold and Newmont Mining that began in 1994. Since January 1, 1994, the two companies have had the same per-share assets, operating results, earnings and dividends.

Item 7.           Financial Statements and Exhibits

                  (a)      None.
                  (b)      None.
                  (c)      None.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     NEWMONT GOLD COMPANY



Dated:  October 8, 1998              By  /s/ Timothy J. Schmitt
                                       ----------------------------------
                                       Name:  Timothy J. Schmitt
                                       Title: Vice President, Secretary and
                                                Assistant General Counsel